NSAR Exhibit 77C: Matters submitted to a vote of Security Holders.


A Special Meeting of the Shareholders of Daily Tax Free Income Fund, Inc. (the "Fund"), was held at the offices of the Fund, 600 Fifth Avenue, New York, New York on November 5, 2007, at 9:00 A.M., Eastern time to approve the Agreements and Plans of Reorganization and Liquidation between Daily Income Fund and the Fund.

The results of the voting are as follows:


DAILY TAX FREE INCOME FUND, INC.
SPECIAL MEETING OF SHAREHOLDERS, NOVEMBER 5, 2007
(UNAUDITED)
================================================================================


                       Shares               % of                        % of
  Class A Shares       Voted          Outstanding Shares            Shares Voted
  --------------       ------        -------------------            ------------


   For             15,007,503.260           71.91%                     98.55%
   Against             16,413.100            0.08%                      0.11%
   Abstain            204,460.890            0.98%                      1.34%


                       Shares               % of                        % of
  Class B Shares       Voted          Outstanding Shares            Shares Voted
  --------------       -------        ------------------            ------------

   For             34,369,982.210           81.13%                     97.62%
   Against            605,738.900            1.43%                      1.72%
   Abstain            232,138.560            0.55%                      0.66%


                       Shares               % of                        % of
  Thornburg Class      Voted          Outstanding Shares            Shares Voted
  --------------       -------        ------------------            ------------

   For              9,639,516.610           50.01%                     98.39%
   Against             68,341.800            0.35%                      0.70%
   Abstain             89,772.510            0.47%                      0.91%
